List of Subsidiaries

1.  Babylonian Productions
    8615 Tamarack Ave.
    Sun Valley, CA  91352
    State of Incorporation: California

2.  Videssence, Inc.
    189 Airport Blvd.
    Burlingame, CA  94010
    State of Incorporation: California